As filed with the Securities and Exchange Commission on May 13, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EPSIUM ENTERPRISE LIMITED

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

c/o Companhia de Comércio Luz Limitada

Alameda Dr. Carlos D’assumpcao

Edf China Civil Plaza 235-243, 14 Andar P

Macau, SAR China

+853-2857-5252

(Address of principal executive office)

EPSIUM ENTERPRISE LIMITED

2026 Share Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor,

New York, NY 10168.

+852-2682-9115

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Laura Hemmann, Esq.

iTKG Law LLC

100 Corporate Drive, Suite 302

Lebanon, NJ 08833

United States

+1 (835)-222-4854

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by EPSIUM ENTERPRISE LIMITED (the “Registrant”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in order to register 2,687,600 Class A ordinary shares, par value $0.00002 per share (the “Ordinary Shares”), issuable pursuant to the 2026 Share Incentive Plan (the “Plan”) adopted by the board of directors (the “Board”) of the Registrant.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional ordinary shares that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding ordinary shares.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed or furnished by the Registrant with the SEC are incorporated herein by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2025, filed with the SEC on April 29, 2026;

(b)	the description of the Company’s securities contained in the Company’s registration statements on Form 8-A, filed with the SEC on March 25, 2025, as supplemented by the Company’s report on Form 6-K furnished to the SEC on September 8, 2025, which included the Company’s amended and restated memorandum and articles of association, and any amendment or report filed for the purpose of updating such description;

(c)	the Company’s Current Reports on Form 6-K, as filed with the SEC on July 28, 2025, August 27, 2025, September 8, 2025, and December 5, 2025; and

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by its Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that, unless expressly incorporated into this registration statement, documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under the Company’s Third Amended and Restated Memorandum and Articles of Association, the Company may indemnify, hold harmless and exonerate any person who is or was a director, officer, key employee or adviser of the Company, or who served at the Company’s request in similar capacities for another enterprise, against direct and indirect costs, fees and expenses incurred in connection with any threatened, pending or completed proceeding by reason of such status, provided that the Company may provide such indemnification only if the applicable indemnitee acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, had no reasonable cause to believe the conduct was unlawful. The Company’s Articles further provide that, in the absence of fraud, a determination by the Company’s directors as to whether these standards have been satisfied is sufficient for purposes of the Articles unless a question of law is involved. The Company’s Articles also authorize the Company to purchase and maintain directors’ and officers’ liability insurance, or provide other forms of protection, for such persons against liabilities asserted against them and incurred in such capacities, whether or not the Company would have the power to indemnify them against such liabilities under the Articles.

In addition, the Company has entered into, and expects to continue to enter into, indemnification agreements with its directors and executive officers. These agreements generally provide for indemnification to the fullest extent permitted by applicable law against losses, liabilities and expenses (including attorneys’ fees) incurred in connection with claims arising out of or relating to service as a director or officer, and also provide for advancement of expenses, subject to an undertaking to repay amounts advanced if it is ultimately determined that the indemnitee is not entitled to indemnification. The indemnification agreements also contain customary exclusions and limitations. The forms of the foregoing agreements were filed as Exhibit A to each of Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 10.5 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-276313).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Second Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Reports on Form 6-K furnished with the Securities and Exchange Commission on September 8, 2025)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 2.1 to the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 29, 2026)

5.1	Opinion of Ogier, regarding the legality of the Class A Ordinary Shares being registered

10.1	2026 Share Incentive Plan of EPSIUM ENTERPRISE LIMITED

23.1	Consent of TAAD, LLP., an independent registered public accounting firm

23.2	Consent of Ogier (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Macau, SAR, People’s Republic of China on May 13, 2026.

Epsium Enterprise Limited

By:	/s/ Son I Tam
Name:	Son I Tam
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Son I Tam as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on May 13, 2026.

Name	Title

/s/ Son I Tam	Chief Executive Officer and Chairman of the Board of Directors
Son I Tam	(Principal Executive Officer)

/s/ Ching Wan Wong	Chief Financial Officer
Ching Wan Wong	(Principal Financial Officer)

/s/ Chun Kit Wong	Independent Director
Chun Kit Wong

/s/ Ut Ha Lei	Independent Director
Ut Ha Lei

/s/ Siu Keung Yeung	Independent Director
Siu Keung Yeung

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, Delaware, on May 13, 2026.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President